EXHIBIT 10.6

ACQUISITION BONUS AND SEVERANCE PROGRAM

This Acquisition Bonus and Severance Program (“Program”) is between HyperFeed Technologies, Inc. (“Company”) and Tom Wojciechowski (“Employee”).

The Company may enter into a binding, definitive agreement during calendar year 2005 for the sale of greater than 50% of its issued and outstanding shares to an unrelated third party (a “Transaction”). If such a Transaction closes on or before December 31, 2005, said Transaction shall be deemed a “Change of Control” for purposes of the Program.

The Company deems the efforts and support of Employee to be essential to maintaining the integrity of its business while it is involved in a process which could result in a Change of Control on or before December 31, 2005 and accordingly wishes to further incentivize Employee.

The terms of the Program are as follows:

(1)	If a Change of Control occurs on or before December 31, 2005, an amount equal to 5% of the valuation in said Transaction will determine the amount of an employee acquisition bonus pool. Within thirty (30) days of the closing of the Change of Control Transaction, 30% of the total amount in the bonus pool will be paid in a lump sum to Employee minus applicable federal, state, and local taxes.

(2)	The pre-tax amount to be paid to Employee pursuant to the Program shall be netted against the in-the-money amount of any and all Company stock options exercised by Employee between January 1, 2005 and the date of closing on or before December 31, 2005 of a Change of Control Transaction.

(3)	Any unexercised Company stock options held by Employee at the time of closing of a Change of Control Transaction on or before December 31, 2005 shall be cancelled and terminated on said date of closing.

(4)	In addition to the above provisions relating to a possible bonus to be paid to Employee, if Employee is terminated without cause, as defined in the Company’s Employee Handbook, within six (6) months of a Change of Control Employee shall be paid a lump sum severance payment (minus applicable federal, state, and local taxes) equal to six (6) months of Employee’s then-current salary. Said severance payment shall be made to Employee within ten (10) days of said termination without cause. The severance payment contemplated by this section supersedes and replaces any other severance agreements Employee has with the Company.

(5)	If Employee is terminated for cause, as defined in the Company’s Employee Handbook, this Program shall be null and void as of the date of said termination and Employee shall have no further rights hereunder.

(6) All provisions of the Program shall expire at the close of business on December 31, 2005.

(7)	This Program may not be assigned by either party without the prior written consent of the other.

(8)	The parties to this Program hereby agree that any and all disputes relating to this Program shall be resolved by mandatory, binding arbitration under the commercial arbitration rules of the American Arbitration Association. The site for all arbitration hearings shall be Cook County, Illinois. Each party shall bear all of its own costs related to arbitration matters.

(9)	This Program contains the entire agreement of the parties with respect to the subject matter hereof and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

This Acquisition Bonus and Severance Program was approved by the Company’s Compensation Committee on January 11, 2005.

HYPERFEED TECHNOLOGIES, INC. (“COMPANY”):

/s/ Ronald Langley
By: Ronald Langley
Title: Chairman
Date: May 21, 2005

EMPLOYEE:

/s/ Tom Wojciechowski
Tom Wojciechowski
Date: May 12, 2005